Exhibit 99.4

                                                    Filed by IAC/InterActiveCorp
                                                            Pursuant to Rule 425
                                                Under the Securities Act of 1933
                                                    Deemed filed and Rule 14a-12
                                       Under the Securities Exchange Act of 1934
                                                     Commission File No. 0-20570

To:  Employees
From:  Barry Diller
Subject Line: IAC/Expedia
ATTACHMENT: 1
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We're announcing today a major change...the separation of IAC into two publicly traded companies: Our travel businesses will form one company called Expedia; our non-travel businesses will be called IAC.

The attached press release and shareholder letter have the detail and explanation. There are a few points I want to emphasize:

First, I'm completely convinced that this is the right course for all of us. It will result in a focused and nimble travel company with the full flexibility to do whatever's necessary to compete and win in the ongoing evolution and likely consolidation in travel. And it will result in a diversified interactive commerce company called IAC, with our non-travel businesses out from under the shadow of travel and better able to shine, and the enterprise more strongly positioned to pursue new opportunities where they arise. The core realization underlying our decision was simply this: greater value can be created in this new configuration than any other.

Second, it's the hard and excellent work of all of you throughout IAC that brought us to the point where we can unlock the value from the two great companies now inside of us...the employees who built our travel businesses to a size and strength where they can and should be unleashed as a stand-alone, and the employees who built our non-travel businesses to a size and strength where they can and should stand on their own in pursuit of the opportunities ahead. It's a happy fact for me that I'll continue to be fully involved with both companies, as CEO at IAC and as Chairman at Expedia.

Third, at both IAC and Expedia we'll continue to take every advantage from the collection of businesses under each roof -- people movement; exchanging best practices and lessons learned; cost savings from strategic sourcing and other initiatives; sharing traffic and other beneficial inter-company arrangements. We've made real progress here since the buy-ins of our public subsidiaries...and we should continue to do so in each house, while also, in finalizing the split, putting in place strong commercial relationships between IAC and Expedia and preserving as much as we practically can of the inter-company benefits and arrangements now in place between our travel and non-travel businesses.

This is big news and I don't doubt you'll have many thoughts and questions...most hopefully addressed in the attached, and any others to be addressed in the period ahead together with the leaders of each of your businesses. This is a decision that was made after significant thought and deliberation with my colleagues in New York and our Board of Directors, which led us to the firm realization that we're doing the right thing for us all...I'll leave you with the last graph of my shareholder letter since it pertains to you more than anyone:


     "Often the most obvious solutions are elusive, and this one came upon us, first as a revelation that instinctively seemed just right - both freeing and energizing, followed by an intensive examination to find any flaw - and then, after finding none, a great desire to get on with it. Now, having made the announcement in the ending days of 2004, all my colleagues will be organizing themselves to start the new year with a fresh, clear and invigorating mandate for the future - as good a holiday present as we could hope to give to ourselves and our shareholders."

So, to the happiest of holidays for you and your families...and my best wishes for the new year.

Barry Diller


ADDITIONAL INFORMATION
In connection with the proposed spin-off it is currently expected that IAC will file a proxy statement/prospectus with the Securities and Exchange Commission (the "SEC"). Stockholders of IAC are urged to read the proxy statement/prospectus, when it becomes available, because it will contain important information about IAC, the proposed spin-off transaction and related matters. Investors and security holders can obtain free copies of the proxy statement/prospectus when it becomes available by contacting Investor Relations, IAC/InterActiveCorp, Carnegie Hall Tower, 152 W. 57th Street, 42nd Floor, New York, NY 10019 (Telephone: (212) 314-7400). Investors and security holders can also obtain free copies of the proxy statement/prospectus and other documents filed by IAC and Expedia with the SEC in connection with the proposed spin-off transaction at the SEC's web site at www.sec.gov.

In addition to the proxy statement, IAC files annual, quarterly and current reports, proxy statements and other information with the SEC, each of which should be available at the SEC's web site at www.sec.gov. You may also read and copy any reports, statements and other information filed by IAC at the SEC public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

IAC and its directors, executive officers and certain members of management and other employees may be deemed to be participants in the solicitation of proxies of IAC's stockholders to approve the proposed spin-off transaction. Such individuals may have interests in the transaction as described herein, including as a result of current holdings of options or shares of IAC's stock and future holdings of options or shares of Expedia's stock, which will be impacted in the transaction. Information regarding IAC and the equity interests of its directors and officers who may be deemed to be participants in the solicitation of proxies is contained in IAC's proxy statement, filed with the SEC on April 29, 2004.